Exhibit 10.3

S.Y. BANCORP, INC.
2005 STOCK INCENTIVE PLAN

Director Restricted Stock Unit Award Agreement

S.Y. Bancorp, Inc. (the "Company") grants as of _____________ (the "Grant Date") to _______________________________ (the "Director" or "you") a number of shares determined as set forth below, of the common stock of the Company under the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan (the "Plan").  A copy of the Plan is attached, and any capitalized terms used but not defined in this Agreement shall have the meaning given them in the Plan.

Grant of Award.  Subject to the terms and conditions of this Agreement and the Plan, Company hereby grants to you a number of Restricted Stock Units equal to $__________, divided by the Fair Market Value per share of the Company's common stock on the Grant Date (rounded down to the nearest whole share) (the "RSUs").   Each RSU shall entitle you, if the service conditions below are met, to have issued to you (or credited on your behalf, if receipt is deferred) a number of shares of common stock equal to the number of RSUs subject to this Award, and to be paid cash equal to any dividends paid during the Restricted period on that number of shares (the "Dividend Equivalent")

Restricted Period; Payment or Deferral. Except as provided in the Plan regarding Change of Control and below regarding termination of services, the RSUs granted under this Award will be unvested as of the date hereof and will become fully vested and nonforfeitable on the one-year anniversary of the Grant Date (the "Restricted Period") if the you continue to provide services to the Company on such date. Any RSUs that do not vest in accordance with the foregoing provisions shall terminate when service terminates. Unless you timely elected under the terms of the Director Nonqualified Deferred Compensation Plan to have delivery of shares and Dividend Equivalents with respect to these RSUs  deferred beyond the end of the Restricted Period, then, at the end of the Restricted Period, the number of shares of Common Stock issuable under this Award and cash for the Dividend Equivalent will be issued to you in satisfaction of this Award, within 74 days after the Restricted Period ends.

Transfer Restrictions. The RSUs may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed during the Restricted Period, other than by will or by the laws of descent and distribution.

Acknowledgments.   By signing below, you acknowledge that you have received a copy of the Plan, and you hereby accept the RSUs subject to all the terms and provisions of the Plan and the program.  Nothing contained in the Plan, the program or this Agreement shall give you any rights to continued service on the Board of Directors of the Company or Stock Yards Bank.

S.Y. BANCORP, INC.

_______________________________________		By:	_________________________________
Director

Date:	_________________________________	Date:	_________________________________